Exhibit 99.5

VOCODIA HOLDINGS CORP

ACTION BY UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS

Pursuant to Title 17-16-821 of the Wyoming Statutes and the amended and restated bylaws of Vocodia Holdings Corp, a Wyoming corporation (the “Company”), the undersigned, constituting all the members of the board of directors of the Company (the “Board”), resolve as follows:

1.	Amendments to Employment Agreements for Reverse Stock Split

WHEREAS, with the Board’s unanimous consent, the Company filed a Certificate of Amendment to the Certificate of Incorporation with the Offices of the Secretary of State of Wyoming to effectuate a reverse stock split on January 27, 2023 (the “Reverse Split”);

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders, and is advisable in light of the Reverse Split, to approve and sign the proposed Amendments to Employment Agreements (the “Amendments”) for Brian Podolak and Jimmy Sposato, respectively, to clearly delineate the equity rights, protections and other terms and conditions that the Company has agreed to with Messrs. Podolak and Sposato pursuant to their employment agreements (the “Employment Agreements” which consist of the Podolak Agreement and Sposato Agreement, as defined below);

WHEREAS, Brian Podolak, and James Sposato were each awarded certain equity awards per their respective Employment Agreements, and Mr. Podolak’s Employment Agreement is set forth in Exhibit A (“Podolak Agreement”) and Mr. Sposato’s Employment Agreement is set forth in Exhibit B (“Sposato Agreement”), and both Employment Agreements are dated January 2, 2023;

WHEREAS, the Company wishes to amend Section 4(c) of each Employment Agreement to include the following supplemental provision:

(iv) The Reverse Split shall not apply to the equity awards listed in this Section 4(c). For the avoidance of doubt, the exact amounts and specific numbers of shares, options and other equity awards awarded to Executive in this Agreement shall not be reduced or otherwise adjusted as a result of the Reverse Split.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves, adopts, consents to and votes for the Amendments to the Employment Agreements to include 4(c)(iv), and hereby directs, authorizes and empowers management of the Company to amend the Podolak Agreement and Sposato Agreement accordingly, and respectively, and to perform any and all acts, pay any and all expenses and take any and all actions that the management deems, in its sole discretion, necessary or desirable to effectuate the Amendments to the Employment Agreements, including, but not limited to, entry into the form of Amendments attached hereto as Exhibit C and Exhibit D.

2.	Ratification

RESOLVED, that any and all actions taken heretofore by the Board and the Company’s officers with respect to any and all matters contemplated by the foregoing resolutions, and the transactions contemplated thereby, are hereby approved, adopted, ratified and confirmed.

3.	Omnibus Resolutions

RESOLVED, that the officers of the Company are hereby authorized and empowered to take any and all such actions (including, without limitation, soliciting appropriate consents or waivers from the stockholders) and to execute and deliver and file any and all such documents and pay any and all such expenses as may be necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and to effect any transactions contemplated thereby and the performance of any such actions and the execution and delivery of any such documents shall be conclusive evidence of the approval of the Board thereof and all matters relating thereto;

RESOLVED, that the omission from these resolutions of any approval or other arrangement contemplated by any of the approvals or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the approvals or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Board or the officers of the Company to take any and all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions; and

This action shall be filed with the minutes of the proceedings of the Board and shall be effective as of the date of execution below. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.

[SIGNATURE PAGE FOLLOWS]

WITNESS WHEREOF, the parties have executed this unanimous written consent as of the 3rd day of March, 2023. This action may be signed in two counterparts, each of which shall be deemed an original. Signatures may be executed and delivered electronically or in PDF format, and said electronic executions shall be deemed the same as handwritten signatures.

/s/ Brian Podolak
By: Brian Podolak
Director

/s/ James Sposato
By: James Sposato
Director

Exhibit A

EMPLOYMENT AGREEMENT FOR BRIAN PODOLAK

(See attached.)

Exhibit B

EMPLOYMENT AGREEMENT FOR JAMES SPOSATO

(See attached.)

Exhibit C

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT FOR BRIAN PODOLAK

(See attached.)

Exhibit D

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT FOR JAMES SPOSATO

(See attached.)